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EXHIBIT 10.28

CONFIDENTIAL SEPARATION AGREEMENT

        This Confidential Separation Agreement ("Agreement") is between Sameer Shalaby, with his principal address at 1111 Greenwich Street, San Francisco, California 94109 ("Shalaby"), and TenFold Corporation, a Delaware corporation, with its headquarters office at 180 West Election Road, Suite 100, Draper, Utah 84020 (the "Company"). Following execution by both parties, the Agreement shall be deemed effective as of January 28, 2002 (the "Effective Date").

        WHEREAS, Shalaby has made the decision to terminate his employment with the Company, effective as of the Effective Date; and

        WHEREAS, the parties desire to document the terms and conditions of the amicable termination of Shalaby's employment with the Company to completely resolve all outstanding claims which have been or could be raised between them;

        NOW THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged, the Company and Shalaby hereby agree as follows:

        1.    Resignation.    Effective as of the Effective Date, Shalaby hereby resigns as an employee, officer, and director of the Company and its subsidiaries, as applicable. Notwithstanding the foregoing, Shalaby agrees to provide Jeff Walker with reasonable transition services, of no more than eight (8) hours, around the management of the Company's development organization and the Universal Application knowledge transfer plan.

        2.    Payment of Wages Due; Reimbursement of Expenses.    Within three (3) business days of the execution of this Agreement, the Company will pay Shalaby all wages, including accrued and unused vacation as reflected on the books of the Company, due him through the Effective Date. Within thirty (30) days of the Effective Date, the Company will reimburse Shalaby in accordance with company policy for all unpaid normal and customary travel and related business expenses incurred on behalf of the Company prior to the Effective Date upon Shalaby's submission of the applicable expense forms and vouchers.

        3.    Post-Termination Benefits.    Shalaby will be entitled to participate in all Company benefit plans as a former employee, according to the terms of those benefit plans. The Company will also provide Shalaby with a timely COBRA notice, as required by law. Except as set forth in this Agreement, the Company will have no further obligation to Shalaby for the provision of benefits.

        4.    Stock Options.    The parties agree that in connection with his employment with the Company, Shalaby has been granted options to purchase stock in the Company, as follows:

          (a)  Grant of August 16, 1993, for 80,000 shares (already exercised);

          (b)  Grant of December 13, 1997, for 150,000 shares (already exercised);

          (c)  Grant of February 6, 1998, for 100,000 shares at $2.50 per share (of which 20,000 shares have been exercised);

          (d)  Grant of January 20, 1999, for 20,000 shares at $5.00 per share;

          (e)  Grant of January 17, 2000, for 350,000 shares at $49.00 per share; and

          (f)    Grant of December 15, 2000, for 800,000 shares at $1.625 per share.

To the extent any portion of the options to purchase shares are not vested as of the Effective Date, those options will be cancelled, in accordance with the applicable terms of the grant. Shalaby is entitled to exercise the vested but unexercised options in accordance with the applicable terms of the grant.

        5.    Transfer of Stock to the Company.    Shalaby represents and warrants that he currently holds a total of 32,000 restricted shares and 185,435 unrestricted shares of the Company's common stock (the "Shalaby Stock"). Upon the execution of this Agreement, Shalaby agrees to transfer to the Company all of the Shalaby Stock in exchange for the Company forgiving $119,589.25 of the debt (described in Paragraph 6 below) Shalaby owes the Company. For the avoidance of doubt, the parties agree that the sale amount of $119,589.25 is the product of 217,425 and $0.55 (the closing price of the Company's stock on the day prior to the Effective Date).

        6.    Consolidation of Loans.    Employee currently has outstanding indebtedness to the Company which is evidenced by Promissory Notes, as follows:

          (a)  Promissory Note of June 23, 1999, attached as Exhibit A: This note currently has a principal due of $400,000 ($100,000 of the note having been forgiven according to its terms).

          (b)  Promissory Note of December 31, 2001 in the principal amount of $24,328.24, attached as Exhibit B.

          (c)  Promissory Note of December 31, 2001 in the principal amount of $39,751.44, attached as Exhibit C.

          (d)  Promissory Note of December 31, 2001 in the principal amount of $81,893.06, attached as Exhibit D.

          (e)  Promissory Note of December 31, 2001 in the principal amount of $140,728.13, attached as Exhibit E.

The parties agree that these Promissory Notes shall be consolidated into one master Promissory Note in the form attached hereto as Exhibit F (the "Master Promissory Note"), which shall reflect the reduction in debt occasioned by the sale of stock referenced in Paragraph 5 above as well as the forgiveness of debt which occurs on the Effective Date pursuant to Paragraph 7 below. Upon the execution the parties of this Agreement and Shalaby's execution of the Master Promissory Note, the Promissory Notes attached as Exhibits A through E will be deemed superceded, cancelled, and of no further force or effect as of the Effective Date. Shalaby will execute the Master Promissory Note as of the Effective Date.

        7.    Forgiveness of Indebtedness.    The parties agree that so long as Shalaby is in compliance with the terms of this Agreement as of the date of each scheduled forgiveness, the Company shall forgive (a) $25,000 of principal on the Effective Date, (b) an aggregate of $50,000 in principal and interest on the last day of each calendar quarter (i.e., March 31, June 30, September 30, and December 31) through December 31, 2003, and (c) the remaining balance of principal and interest due on the second anniversary of the Effective Date. Company agrees to notify Shalaby, in writing, within ten (10) business days after the close of each applicable calendar quarter, the exact amounts of principal and of interest forgiven at the close of such quarter. Shalaby agrees to promptly and timely pay any and all taxes owed by him arising out of each amount of forgiveness under the terms of this Paragraph.

        8.    Non-Employment by Certain Entities.    Unless permitted in writing by the Company, for forty-eight (48) months from the Effective Date, Shalaby agrees not to become employed by or engaged as a consultant in conjunction with the Company's Current Business (as defined below), by (a) any TenFold Customer (as defined below) or any of their subsidiaries, Affiliates (as defined below), parent companies, or companies owned by a common parent company; (b) any entity which provides IT services directly related to the Company's Current Business to any TenFold Customer, or (c) Exigen, Sapient, Perot Systems, Cap Gemini, TCS or Superior. In addition, in the future, unless permitted in writing by the Company, for a period of twelve (12) months from the Effective Date, Shalaby agrees not to engage in any substantive conversation with any party other than the Company's senior management and officers, including, without limitation, Allstate, regarding the Company's relationship or contract with Allstate. For purposes of this Agreement, "Current Business" means any ongoing relationship, or any relationship that has ended no more than six months earlier, between the Company and a TenFold Customer regarding the provision by the Company to the TenFold Customer of software and/or services so that the TenFold Customer may build applications to be used by the TenFold Customer, and the continuing provision of software and/or design, development, implementation, repair, support, maintenance or other services to or for a TenFold Customer related to the software or services which permit the customer to build applications. For purposes of this Agreement, each of the following entities, and no other, is a "TenFold Customer": Allstate Corporation, Abbey National Bank, Barclays Global Investors, Bonneville Power Administration, Cedars Sinai Medical Center, JPMorgan Chase Corporation, NSS S.A., and Vertex Ltd. For purposes of this Paragraph, "Affiliate" means any entity that, through an ownership interest, controls, is controlled by, or is under control with, directly or indirectly, any TenFold Customer.

        9.    Non-Solicitation of Employees; Non-Competition.    Shalaby covenants and agrees that for forty-eight (48) months from and after the Effective Date he (a) shall not engage, anywhere within the geographical areas in which the Company is now conducting its business operations, directly or indirectly, alone, in association with or as a shareholder, principal, agent, partner, officer, director, employee or consultant of any other organization, in any business which directly competes with the Company's Current Business as of the Effective Date (a "Competitive Business"); provided, that the foregoing shall not prohibit Shalaby from owning a maximum of two percent (2%) of the common stock of any publicly traded corporation; (b) shall not solicit to leave the employ of the Company any officer, employee, or consultant of the Company; (c) shall not hire any officer or employee of the Company or any former officer or employee of the Company unless such former employee has not been employed by the Company for a period of three months; (d) shall not divert or to take away from the Company the business or patronage of any of the customers of the Company which were contacted, solicited or served by Shalaby at any time during his employment by the Company; and (e) shall not acquire, or assist any other party in acquiring or seeking to acquire, control of the Company or its assets.

        10.    Notice and Opportunity to Cure Breach.    In the event of any breach of this Agreement by either party, the non-breaching party shall give written notice of the breach to the breaching party (including a description of the allegedly breaching conduct and specify in the paragraph of the Agreement allegedly breached) and provide a period of thirty (30) days in which the breach may be cured by the allegedly breaching party. All notices, including notices of address change, required to be sent hereunder shall be in writing and shall be deemed to have been given when mailed by first class mail to the addresses in the first paragraph of this Agreement, or to such other superceding address of one party as may have been provided in writing by the other party.

        11.    Damages on Breach of this Agreement.    The parties expressly recognize and acknowledge the delays, expenses and difficulties which would be involved in proving, in a legal proceeding, the actual damages or losses suffered by the parties if there is a breach of this Agreement. Accordingly, the parties agree that, as liquidated damages for any material breach of this Agreement, the breaching party will owe liquidated damages as specified herein. In the event of any material breach of this Agreement by Shalaby (after notice and opportunity to cure), Shalaby shall be required to pay to the Company, within fifteen (15) days, the amount of indebtedness remaining due pursuant to the Master Promissory Note, less the forgiveness that has occurred by operation of Paragraph 7 above. Following the date of breach, no further indebtedness will be forgiven. In the event any material breach of this Agreement by Shalaby (after notice and opportunity to cure) after the second anniversary but before the third anniversary of the Effective Date Shalaby shall be required to pay to the Company, within fifteen (15) days, an amount equivalent to the entire amount of indebtedness forgiven by the Company on the Second Anniversary of the Effective Date, pursuant to Paragraph 7(c) above. In the event any material breach of this Agreement by Shalaby (after notice and opportunity to cure) after the third anniversary but before the fourth anniversary of the Effective Date, Shalaby shall be required to pay to the Company, within fifteen (15) days, an amount equivalent to fifty percent (50%) of the amount of indebtedness forgiven by the Company on the Second Anniversary of the Effective Date, pursuant to Paragraph 7(c) above. In the event of any material breach by the Company (after notice and opportunity to cure), the Company shall be required to forgive, within fifteen (15) days, all indebtedness remaining due pursuant to the Master Promissory Note. The parties agree that either party may seek an injunction to enjoin the other party from materially breaching this Agreement. In the event of any material breach by the Company after the Second Anniversary of the Effective Date, Shalaby shall be entitled to pursue actual damages for such breach. In the event of any material breach by Shalaby, in addition to any other remedies set forth in this Paragraph, the Company shall be entitled to pursue actual damages for such breach, less any liquidated damages received by the Company.

        12.    Mutual General Releases.    (a) In consideration of the promises made by the Company in this Agreement, Shalaby on behalf of himself and any past, present or future heirs, executors, administrators, or assigns, hereby irrevocably and unconditionally release and hold harmless the Company and its agents, directors, officers, employees, representatives, attorneys and the Company's affiliated companies, divisions, subsidiaries and parents (and the agents, directors, officers, employees, representatives and attorneys of such affiliates), and their predecessors, successors, heirs, executors, administrators and assigns, and all persons acting by, through, under or in concert with any of them (collectively "Company Releases"), or any of them, from any and all actions, causes of action, suits, debts, charges, complaints, claims, demands, losses, liabilities and obligations of any nature whatsoever, in law or equity, known or unknown, suspected or unsuspected, which Shalaby ever had, now has, or he or his heirs, executors, administrators or assigns hereafter may claim to have against each or any of the Company Releasees (hereinafter the "Shalaby Claims"), arising from or relating in any way to his employment relationship with the Company or the termination thereof, whether the Shalaby Claims arise from any alleged violation by the Company of any federal, state or local statutes, ordinances or common law, and whether based on contract, tort, or statute or any other legal or equitable theory of recovery. Such claims include, without limitation, any claims relating to severance, stock options or other benefits, unpaid wages, salary or incentive payment, breach of express or implied contract, wrongful discharge, or employment discrimination under any applicable federal, state or local statute, provision, order or regulation, including but not limited to, and any claim under Title VII, except that this release shall not extend to any claim for indemnity by Shalaby against the Company or any Company Releasee, pursuant to Section 2802 of the California Labor Code, or pursuant to the Company's internal governance documents, including but not limited to its Articles of Incorporation and By-Laws, which provide for indemnity of representatives of the Company in the event of claims by third parties. Shalaby understands the forgoing to be a general release of all Shalaby Claims. Shalaby agrees that the release contained in this Paragraph extends to all claims whatsoever, except those specifically given or described in this Agreement. Shalaby further agrees that neither he nor any person, organization or any other entity acting on his behalf will file, charge, claim, sue, participate in, join or cause or permit to be filed, charged or claimed, any action, claim, grievance or demand for damages or other relief (including injunctive, declaratory, monetary or other) against the Company, each of the Company's subsidiaries, their respective affiliates and successors and their respective officers, directors, employees, agents and representatives, past, present or future, with respect to the Shalaby Claims which are the subject of this Agreement. Shalaby expressly and knowingly waives any and all rights under Section 1542 of the Civil Code of the State of California, which provides as follows:

  "A general release does not extend to claims which creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

For all purposes of this section of this Agreement, the term "creditor" as used and referenced in Section 1542 of the Civil Code of the State of California means and includes Shalaby, his heirs, executors, administrators, or assigns.

        (b)  In consideration of the promises made and release given by the Shalaby in this Agreement, the Company on behalf of itself, its predecessors, successors and assigns, hereby irrevocably and unconditionally releases and holds harmless Shalaby and his heirs, executors, administrators, or assigns, and all persons acting by, through, under or in concert with any of them (collectively "Shalaby Releasees"), or any of them, from any and all actions, causes of action, suits, debts, charges, complaints, claims, demands, losses, liabilities and obligations of any nature whatsoever, in law or equity, known or unknown, suspected or unsuspected, which the Company ever had, now has, or it or its predecessors, successors or assigns hereafter may claim to have against each or any of the Shalaby Releasees (hereinafter the "Company Claims"), arising from or relating in any way to Shalaby's employment relationship with the Company or the termination thereof, whether the Company Claims arise from any alleged violation by Shalaby of any federal, state or local statutes, ordinances or common law, and whether based on contract, tort, or statute or any other legal or equitable theory of recovery. Such claims include, without limitation, any claims relating to the Company's stock, stock options, breach of express or implied contract, breach of any duties owed by an employee or officer to the Company, Shalaby's performance of his job duties or any other obligation owed to the Company by virtue of his employment or ownership of stock or stock options in the Company. The Company understands the forgoing to be a general release of all Company Claims. The Company agrees that the release contained in this Paragraph extends to all claims whatsoever, except those specifically given or described in this Agreement. The Company further agrees that neither it nor any person, organization or any other entity acting on its behalf will file, charge, claim, sue, participate in, join or cause or permit to be filed, charged or claimed, any action, claim, grievance or demand for damages or other relief (including injunctive, declaratory, monetary or other) against Shalaby, his heirs, executors, administrators or assigns, past, present or future, with respect to the Company Claims which are the subject of this Agreement. The Company expressly and knowingly waives any and all rights under Section 1542 of the Civil Code of the State of California, which provides as follows:

  "A general release does not extend to claims which creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor."

For all purposes of this section of this Agreement, the term "creditor" as used and referenced in Section 1542 of the Civil Code of the State of California means and includes the Company, its predecessors, successors or assigns.

        13.    Mutual Non-Disparagement.    (a) Shalaby agrees that he will not in the future disparage the Company or its affiliates, officers, directors or employees or their business reputations to any person or entity; provided, however, that nothing in this Agreement shall require Shalaby to make any untrue statements as a result of this Paragraph.

        (b)  The Company agrees that, so long as they are employees of the Company, Jeff Walker, Nancy Harvey, Jonathan Johnson, Michelle Moratti, and any formal Company representative or spokesperson will not in the future disparage Shalaby or his business reputation to any person or entity; provided, however, that nothing in this Agreement shall require Jeff Walker, Nancy Harvey, Jonathan Johnson, Michelle Moratti, or any formal Company representative or spokesperson to make any untrue statements as a result of this Paragraph.

        14.    Mutual Positive Reference.    (a) Upon the reasonable request of the Company, Shalaby shall act as a positive reference for the Company to the Company's current and prospective customers; provided, however, that Shalaby shall not be required to make any untrue statements as a result of this Paragraph.

        (b)  Upon the reasonable request of Shalaby, the Company, acting through Nancy Harvey and Jeff Walker, Shalaby's former managers, shall act as a positive reference for Shalaby based on Shalaby's employment with the Company; provided, however, that the Company shall not be required to make any untrue statements as a result of this Paragraph.

        15.    Cooperation in Company Litigation.    In consideration of the promises made by the Company in this Agreement, Shalaby agrees to cooperate with the Company with respect to all matters arising during or related to Shalaby's employment with the Company, including, but not limited to, all matters in connection with any governmental investigation, litigation, regulatory, or other proceeding which may have arisen or which may arise following the signing of this Agreement. Shalaby agrees to make himself reasonably available to the Company to answer questions and provide information concerning projects on which Shalaby has experience and expertise, and to make himself reasonably available for depositions and to serve as a witness at trial in litigation involving the Company. The Company will reimburse Shalaby for pre-approved travel costs he incurs as a result of cooperation he provides under this Paragraph and for Shalaby's time in excess of twenty (20) hours per matter.

        16.    Confidentiality.    Shalaby represents and warrants that he will not disclose in the future this Agreement or any of its terms or provisions, directly or by implication, except to members of his immediate family and to his legal and tax advisors, and then only on condition that they agree not to further disclose this Agreement or any of its terms or provisions to any other party. Notwithstanding anything to the contrary in this Paragraph, in the event that the Company discloses the terms or provisions of this Agreement in a public filing, Shalaby shall be released from the prohibition not to disclose the terms and provision of this Agreement to the extent that the terms or provisions of this Agreement appear in such public filing.

        17.    Reconfirm Agreement Not To Use Company Confidential Information.    Shalaby hereby reconfirms and agrees to all terms, conditions, and obligations under the KeyTex Corporation Employee Proprietary Information and Inventions Agreement, dated August 11, 1993, signed by Shalaby (the "Proprietary Information and Inventions Agreement"), which agreement is hereby incorporated by reference into this Agreement in its entirety and, according to that Proprietary Information and Inventions Agreement, Shalaby expressly disclaims any and all interest in all such proprietary information of the Company. Notwithstanding the foregoing, the parties agree that the provision in the Proprietary Information and Inventions Agreement prohibiting Shalaby from soliciting and hiring the Company's current and former officers, employees and consultants is superceded by the provisions in clauses (b) and (c) of Paragraph 9 above.

        18.    Return of Property.    Shalaby agrees, without reservation, to and give unconditional assurance to the Company that he has returned to the Company any and all documents, materials and information related to the business, whether present or otherwise, of the Company or its affiliated companies, and all copies, and all keys and other property of the Company or its affiliated companies in his possession or control. Recognizing that Shalaby's employment with the Company has terminated, Shalaby agrees that he will not, for any purpose, attempt to access or use any computer or computer network or system of the Company without limitation, its electronic mail system, provided, however, that this provision is not intended to prevent Shalaby from sending electronic mail to persons with electronic mail addresses provided by or through Company electronic mail system.

        19.    Testimony Under Oath.    The parties agree that no truthful testimony given under oath by a party to this Agreement shall be considered a breach of any provision of this Agreement.

        20.    Complete Agreement.    This Agreement sets forth the entire Agreement between the parties and supersedes any and all prior agreements or understandings, written or oral, between the parties pertaining to the subject matter of this Agreement.

        21.    Personal Mail.    For a period of ninety (90) days following the Effective Date, the Company will cause personal mail to be forwarded to Shalaby at such address as he may from time to time designate. The Company shall arrange that in response to personal telephone inquiries received by the Company relating to Shalaby, the Company shall state that Shalaby is no longer employed by the Company and direct such callers to Shalaby (at such telephone number as he may supply from time to time).

        22.    Severability.    If any part of this Agreement shall be determined to be illegal invalid or unenforceable, the remaining parts of the Agreement will not be affected thereby and any such illegal, invalid or unenforceable part shall not be deemed to be a part of this Agreement.

        23.    Applicable Law.    This Agreement shall be construed according to the laws of the State of California.

        24.    Effectuation of Intent.    Each of the parties agrees to execute any and all documents necessary to effectuate the intent and purposes of this Agreement. Each party agrees that it has signed this Agreement voluntarily and with a full understanding of its terms and that the party has had the full and sufficient opportunity to consider this Agreement before signing it.

        25.    Counterparts.    This Agreement may be executed in counterparts.

        26.    Waiver; Amendment.    The waiver by either party of any default or breach of this Agreement shall not constitute a waiver of any other or subsequent default or breach. This Agreement may not be modified or amended except in writing signed by a duly authorized representative of each party; no other act, document, usage or custom shall be deemed to amend or modify this Agreement.

        27.    Expiration of this Agreement.    The parties agree that so long as neither party is in breach of this Agreement forty-eight (48) months after the Effective Date, each party's obligations set forth this Agreement shall expire (the "Expiration Date"); provided, however, that (a) the parties' rights and obligations under the Proprietary Information and Inventions Agreement shall not expire and (b) the releases set forth in Paragraph 12 above shall not expire. In the event that Shalaby pays the remaining balance of the Promissory Note prior to the second anniversary date of the Effective Date, then such payment will cause an acceleration of the Expiration Date of this Agreement to the date of such payment.

        IN WITNESS WHEREOF, the Company and Shalaby have caused this Agreement to be duly executed as of the Effective Date.

SAMEER SHALABY	TENFOLD CORPORATION
By:

Name:

Title:

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  EXHIBIT 10.28
CONFIDENTIAL SEPARATION AGREEMENT